Exhibit 2.1

Execution Version

AMENDMENT NO. 2 TO THE MERGER AGREEMENT

This AMENDMENT NO. 2 (this “Amendment”), dated as of September 4, 2021 to the Agreement and Plan of Merger dated as of February 11, 2021 (as amended on June 28, 2021 by that certain Amendment No. 1 to the Merger Agreement (“Amendment No. 1”) and as the same may be further amended, modified or supplemented in accordance with its terms, the “Merger Agreement”) is entered into by and between MoneyLion Inc., a Delaware corporation (“Company”), Fusion Acquisition Corp., a Delaware corporation (“Parent”), and ML Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub” and, together with Company and Parent, the “Parties”).

WHEREAS, Company, Parent and Merger Sub, entered into the Merger Agreement as of February 11, 2021 (the “Original Execution Date”);

WHEREAS, Company, Parent and Merger Sub, entered into Amendment No. 1 as of June 28, 2021;

WHEREAS, Section 11.12 of the Merger Agreement permits the Parties to amend the Merger Agreement by an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties desire to amend certain terms of the Merger Agreement to the extent provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement.

Section 2. Amendments to the Merger Agreement.

(a) Section 1.03(b)(iii) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “(B) each Company Stockholder’s Pro Rata Share of: (1)”.

(b) Section 1.04(e) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “with the Exchange Agent”.

(c) Section 2.06(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(a) Upon the terms and subject to the conditions of this Agreement, the aggregate consideration to be paid to the Company Stockholders shall be: (i) the product of the Per Share Merger Consideration Value times the total number of Company Common Stock (excluding, for the avoidance of doubt, any Designated Exercised Options) held by the Company Stockholders as of the Effective Time (the “Stockholder Merger Consideration”) and (ii) the contingent right to receive the Earn Out Shares following the Closing in accordance with Article III (collectively, the “Total Stockholder Consideration”).”

(d) Section 2.06(b) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “an amount in cash equal to” and immediately after the phrase “such Company Stockholder’s Pro Rata Share of”.

(e) Section 2.07(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(i) each share of Company Common Stock (other than Excluded Shares, Dissenting Shares and Designated Exercised Options) issued and outstanding at the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Total Stockholder Consideration, with each Company Stockholder being entitled to receive (i) its Pro Rata Share of 80% of the Closing Cash Payment Amount, if any; (ii) its Pro Rata Share of the Closing Number of Securities; and (iii) during the Earn Out Period, its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III, in each case, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) (or affidavits of loss in lieu of the Certificates as provided in Section 2.10(g)) and delivery of the other documents required pursuant to Section 2.10. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares, Dissenting Shares and Designated Exercised Options) shall thereafter represent only the right to receive the applicable portion of the Total Stockholder Consideration.”

(f) Section 2.08(a) – (d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

“(a)  Effective as of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, shall be treated as follows:

(i) Each Cashout Company Option outstanding immediately prior to the Effective Time will automatically, without any action on the part of any Company optionholder or beneficiary thereof, convert into and shall represent the right to receive an amount in cash equal to (A) the number of shares of Company Common Stock underlying the applicable Cashout Company Option multiplied by (B) the excess, if any, of (x) the Per Share Merger Consideration Value over (y) the applicable exercise price (each such Company optionholder’s “Cashout Company Option Amount”). The Cashout Company Option Amount shall be payable to the Company optionholder, less required withholdings, on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment. Each holder of a Cashout Company Option as of immediately prior to the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(ii) Each Company Option other than a Cashout Company Option, whether or not then vested or exercisable, shall be assumed by Parent and shall be converted into a stock option (a “Converted Option”) to acquire shares of Parent Class A Stock. Each such Converted Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Stock Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Converted Option as so assumed and converted shall be exercisable for that number of shares of Parent Class A Stock determined by multiplying the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent; provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. Each holder of a vested Converted Option as of immediately following the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(iii) As of the Effective Time, all Company Options shall no longer be outstanding and each holder of Converted Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 2.08(a). The Company shall take all necessary actions to effect the treatment of Company Options pursuant to this Section 2.08(a) in accordance with the Company Stock Plan and the applicable award agreements and to ensure that no Converted Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. Prior to the Effective Time, the Company shall deliver to each Company optionholder a notice, setting forth the effect of the Merger on such Company optionholder’s Company Options and describing the treatment of such Company Options in accordance with this Section 2.08.

(b)  Each Designated Exercised Option that is outstanding immediately prior to the Effective Time will automatically, without any action on the part of the holder of the Designated Exercised Option or beneficiary thereof, convert into and shall represent the right to receive an amount in cash equal to the Per Share Merger Consideration Value (with the aggregate amount paid to any holder of Designated Exercised Options to be the “Designated Exercised Option Amount”). The Designated Exercised Option Amount shall be payable to the applicable holder on the Company’s first payroll date following the Closing, unless such payment must be delayed in order for such payment to comply with or benefit from any Tax treatment. Each holder of a Designated Exercised Option as of immediately prior to the Effective Time shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III.

(c) The term “Company Warrant” means each unexercised warrant to purchase shares of Company Common Stock or Company Preferred Stock from the Company held by any Person, whether or not then vested or fully exercisable, granted prior to the Effective Time (each such Person, a “Company Warrantholder”), and the term “Exercisable Company Warrant” means each Company Warrant that is vested or fully exercisable immediately prior to the Effective Time. At the Effective Time, each Company Warrant that is issued and outstanding immediately prior to the Effective Time and not exercised or terminated pursuant to its terms at or immediately prior to the Effective Time, unless otherwise agreed to in writing between the Company and the applicable Company Warrantholder with Parent’s prior written consent, shall be converted into a warrant (a “Parent Replacement Warrant”, and each Parent Replacement Warrant converted from an Exercisable Company Warrant, an “Exercisable Parent Replacement Warrant”) to acquire shares of Parent Class A Stock in accordance with the terms of the agreements underlying such Company Warrant. The exercise of any Company Warrants that are exercisable for shares of Company Preferred Stock shall occur immediately prior to the conversion contemplated by Section 2.07(a). Each holder of an Exercisable Parent Replacement Warrant shall also be entitled to receive its Earn Out Pro Rata Share of any Earn Out Shares upon the occurrence of each Triggering Event in accordance with Article III. As of the Effective Time, all Company Warrants shall no longer be outstanding and each holder of Parent Replacement Warrants shall cease to have any rights with respect to the Company Warrants, except as set forth in this Section 2.08(c).

(d) Each Convertible Note that is issued and outstanding immediately prior to the Effective Time shall be exercised pursuant to its terms immediately prior to the Effective Time.”

(f) Section 2.10(a) of the Merger Agreement is hereby amended by adding “80% of” immediately after the phrase “such Company Stockholder’s Pro Rata Share of: (i)”.

(g) Section 1 of Schedule A of the Merger Agreement is hereby amended by adding the following defined terms and cross references:

““Cashout Company Option Amount”	Section 2.08(a)(i)”

““Designated Exercised Option Amount”	Section 2.08(b)”

(h) Section 2 of Schedule A of the Merger Agreement is hereby amended by adding the following defined terms and definitions:

““Cashout Company Options” shall mean Vested Company Options or such other unvested Company Options identified by the compensation committee of the board of directors of the Company, with an aggregate net value (after taking into account the exercise prices for such Company Options) equal to 20% of the Closing Cash Payment (less the aggregate Designated Exercised Option Amount), with the individual allocations of the Cashout Company Options to be determined by the compensation committee of the Company’s board of directors in its sole discretion; provided that (i) Cashout Company Options shall not include any Vested Company Options for which the holder notified the Company in writing at least five (5) Business Days prior to Closing that such Vested Company Options shall not be treated as Cashout Company Options and shall remain as Company Options and (ii) any unvested Company Options that are determined to be Cashout Company Options shall be cancelled in connection with the receipt of the Closing Cash Payment. For purposes of determining which Company Options shall be treated as Cashout Company Options and surrendered by each holder, such holder shall first surrender the Vested Company Options that are nonqualified stock options and then shall surrender his or her incentive stock options, in descending order, beginning with the incentive stock options with the earliest grant date.

“Designated Exercised Options” shall mean the election to provide cash payment with respect to shares of Company Common Stock that would otherwise have been acquired by specified holders upon the exercise of Company Options prior to the Effective Time (including any unvested Company Options for which vesting was accelerated prior to the Effective Time), with the holders, maximum number of Company Options to be exercised and which Company Options may be exercised to be determined by the compensation committee of the Company’s board of directors in its sole discretion.

“Vested Company Option” shall mean any Company Option that is vested as of the Effective Time.”

(i) The definition of “Closing Securities Payment Amount” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “80% of” immediately after “minus (b)”.

(j) The definition of “Company Stockholder” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding the text “(excluding, for the avoidance of doubt, Designated Exercised Options)” immediately after “Company Common Stock”.

(k) The definition of “Earn Out Participant” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Earn Out Participant” shall mean each Company Stockholder (including, for the avoidance of doubt, holders of Company Common Stock issued upon any automatic exercise of Company Warrants), Exercisable Company Warrants, Vested Company Options, Cashout Company Options or Designated Exercised Options, in each case, as of immediately prior to the Effective Time with an Earn Out Pro Rata Share in excess of zero (0).”

(l) The definition of “Earn Out Pro Rata Share” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Earn Out Pro Rata Share” shall mean, with respect to:

(a) each Company Stockholder, a fraction expressed as a percentage equal to (i) the amount of the Closing Number of Securities that such holder would be eligible to receive if the Closing Cash Payment Amount was zero divided by (ii) the sum of (x) the amount of the Closing Number of Securities that all Company Stockholders would be eligible to receive if the Closing Cash Payment Amount was zero; plus (y) the total number of shares of Parent Class A Stock (A) issued or issuable upon the exercise of the vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time, (B) that would have been issued with respect to the Cashout Company Options had the Closing Cash Payment Amount been zero and they were treated as Company Options and converted in accordance with Section 2.08(a)(ii) and (C) that would have been issued with respect to the Designated Exercised Options; (this clause (ii), the “Earn Out Denominator”); and

(b) each holder of vested Converted Options and Exercisable Parent Replacement Warrants as of immediately following the Effective Time, Designated Exercised Options as of immediately prior to the Effective Time or Cashout Company Options as of immediately prior to the Effective Time, a fraction expressed as a percentage equal to (i) the sum of the total number of shares of Parent Class A Stock (x) issued or issuable upon exercise of such holder’s vested Converted Options or Exercisable Parent Replacement Warrants as of immediately following the Effective Time, (y) that would have been issued with respect to the Cashout Company Options had the Closing Cash Payment Amount been zero and they were treated as Company Options and converted in accordance with Section 2.08(a)(ii), and (z) that would have been issued with respect to the Designated Exercised Options, in each case, divided by (ii) the Earn Out Denominator, in each case with such adjustments to give effect to rounding as the Company may determine in its sole discretion;

provided, however, in no event shall the aggregate Earn Out Pro Rata Share exceed 100%.”

(m) The definition of “Fully Diluted Company Shares” in Section 2 of Schedule A of the Merger Agreement is hereby deleted in its entirety and replaced with the following text:

““Fully Diluted Company Shares” shall mean, without duplication, as of immediately before the Effective Time, the sum of: (i) the number of issued and outstanding shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock and the Holdback Shares, in each case on an as-converted basis, and the number of shares of Company Common Stock issuable to the holders of the Convertible Notes pursuant to the terms of the Convertible Notes, and excluding any Excluded Shares and Designated Exercised Options); (ii) the number of shares of Company Common Stock and Company Preferred Stock (on an as converted basis) issued or issuable upon the exercise of all in-the-money Company Options (whether or not then vested or fully exercisable); and (iii) the shares of Company Common Stock (including, without duplication, the number of shares of Company Preferred Stock on an as-converted to Company Common Stock basis) underlying all Exercisable Company Warrants, in each case of clauses (ii) and (iii), determined on a cash exercise basis and prior to the exercise of any Designated Exercised Options.”

(n) The definition of “Per Share Merger Consideration Value” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “plus the aggregate exercise price actually paid for the Designated Exercised Options” immediately after “immediately before the Effective Time”.

(o) The definition of “Pro Rata Share” in Section 2 of Schedule A of the Merger Agreement is hereby amended by adding “and the Designated Exercised Options” immediately after “but excluding the Excluded Shares”, in both instances.

Section 3. Effect of Amendment. From and after the date hereof, each reference in the Merger Agreement (or in any and all instruments or documents provided for in the Merger Agreement or delivered or to be delivered thereunder or in connection therewith) to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall, except where the context otherwise requires, be deemed a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement, and a reference to the Merger Agreement in any of such instruments or documents will be deemed to be a reference to the Merger Agreement as amended hereby. The Parties agree that all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. The Merger Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

Section 4. Other Provisions. This Amendment hereby incorporates the provisions of Sections 11.02 (Interpretation), 11.03 (Counterparts; Electronic Delivery), 11.04 (Entire Agreement; Third Party Beneficiaries), 11.05 (Severability), 11.06 (Other Remedies; Specific Performance), 11.07 (Governing Law), 11.08 (Consent to Jurisdiction; Waiver of Jury Trial) and 11.10 (Expenses) of the Merger Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

MONEYLION INC.

By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to the Merger Agreement]

FUSION ACQUISITION CORP.

By:	/s/ John James
	Name:	John James
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to the Merger Agreement]

ML MERGER SUB INC.

By:	/s/ John James
	Name:	John James
	Title:	President and Secretary

[Signature Page to Amendment No. 2 to the Merger Agreement]

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